Exhibit 10.7

DEFERRED COMPENSATION PLAN

PARTICIPATION AGREEMENT FOR DONALD J. HINSON

This Participation Agreement (“Participation Agreement”) is entered into as of July 1, 2012 (the “Award Date”) by and between HERITAGE FINANCIAL CORPORATION (the “Company”) and DONALD J. HINSON, an employee of the Company (the “Participant”). Except for terms defined herein, any capitalized term in this Participation Agreement has the meaning ascribed to that term under the Heritage Financial Corporation Deferred Compensation Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, effective July 1, 2012, and the Committee has determined that the Participant is eligible to receive a Company Contribution under the Plan subject to the terms and conditions set forth in the Plan and this Participation Agreement.

WHEREAS, this Participation Agreement is being offered to the Participant in connection with the Participant’s entering into an employment agreement with the Company concurrent herewith, all rights and obligations set forth herein shall be strictly subject to and contingent upon the Participant entering into such employment agreement contemporaneous herewith.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the parties hereto set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby expressly covenant and agree as follows:

Company Contribution.

For Plan Years 2012 through (and including) 2016, the Company shall make Company Contributions, to be reflected in the Participant’s Company Contribution Account, as determined in accordance with Exhibit A hereto. For the initial 2012 Plan Year, the Company Contribution, if any, shall be reduced by 50% to reflect the Participant’s partial year participation in the Plan. The performance metrics and targets in connection with such Company Contributions shall be established each year in the sole discretion of the Committee, following consultation with the Chief Executive Officer of the Company. In the event Company performance relative to such performance metrics and targets is impacted by a decision or activity that is outside of the Company’s current annual financial plan, but supports the Company’s long-term strategic plan, the Committee shall give consideration to overall corporate results and achievements. The Committee may exercise discretion regarding the performance metrics used to assess overall corporate performance relative to both the Company’s current annual financial plan and long-term strategic plan when determining Company Contributions. Decisions and activities that may occur that are outside of the Company’s current annual financial plan may include acquisitions, acquisition-related accounting issues, changes in FDIC premiums, special assessments, gains or losses on bank-owned properties and other events that were not foreseeable at the time the Company’s current annual financial plan was prepared.

Any Company Contributions made pursuant to this Participation Agreement shall be reflected in the Participant’s Company Contribution Account effective as of the January 1 immediately following the Plan Year to which the Company Contribution relates.

In order to be eligible to receive a Company Contribution for a Plan Year, the Participant must (i) have a performance rating of at least “satisfactory” for the Plan Year to which the Company Contribution relates (as determined by the Committee) and (ii) not have incurred a Separation from Service prior to the end of the Plan Year to which the Company Contribution relates; provided, however, that the Participant shall be eligible to receive a pro rata Company Contribution for any Plan Year during which the Participant incurs a Separation from Service due to the Participant’s Disability or death, termination by the Company without Cause or termination by the Participant for Good Reason or following age 65, with such pro rata Company Contribution based upon the number of days in such Plan Year prior to the Participant’s Separation from Service and actual Company performance for the entire Plan Year.

Company Contribution Account. The Participant’s Company Contribution Account shall, in accordance with the Plan, be credited with the Interest Rate as of each Valuation Date until all amounts in such Company Contribution Account have been fully distributed or forfeited.

Vesting and Forfeiture of Company Contribution Account

Subject to Section 3(b), Section 3(c) and Section 3(d) below, the portion of the Participant’s Company Contribution Account attributable to this Participation Agreement shall vest in accordance with the following schedule, with no pro rata vesting, provided that the Participant has not incurred a Separation from Service prior to the respective vesting date:

Percentage of Company Contribution	Vesting Date

0%	Award Date

Initial 10%	January 1, 2013

Additional 10%	January 1, 2014

Additional 10%	January 1, 2015

Additional 10%	January 1, 2016

Additional 10%	January 1, 2017

Additional 10%	January 1, 2018

Additional 10%	January 1, 2019

Additional 10%	January 1, 2020

Additional 10%	January 1, 2020

Final 10%	January 1, 2022

The Participant’s entire Company Contribution Account shall fully vest upon (i) a Change in Control that occurs on or before the Participant’s Separation from Service, (ii) the Participant’s Disability, and (iii) the Participant’s death.

In the event the Participant’s Separation from Service, other than as provided in Section 3(b) above and other than for Cause, occurs prior to the vesting of the Participant’s Company Contribution Account, the Participant shall forfeit all rights, title and interest in and to any unvested amounts in the Participant’s Company Contribution Account as of the Participant’s Separation from Service.

In the event of the Participant’s Separation from Service for Cause, the Participant shall forfeit all rights, title and interest in and to any vested and unvested amounts in the Participant’s Company Contribution Account as of the Participant’s Separation from Service.

Distribution of Company Contribution Account

Distribution Events.

Subject to Section 15(l) of the Plan, distribution of the vested portion of the Participant’s Company Contribution Account shall commence on the fifth day of the month following the later to occur of the Participant’s attainment of age 65 or the Participant’s Separation from Service other than due to the Participant’s Disability or death.

Notwithstanding Section 4(a)(i) above, in the event of the Participant’s Disability or death, distribution of the vested portion of the Participant’s Company Contribution Account shall commence on the fifth day of the month following such Disability or death.

Form of Distribution.

Subject to Section 15(l) of the Plan, in the event of distribution of the Participant’s Company Contribution Account due to the Participant’s attainment of age 65 or the Participant’s Separation from Service other than due to the Participant’s Disability or death, such distribution shall be paid in 24 equal monthly installments; provided, however, that if such Separation from Service occurs within 24 months following a Change in Control, such distribution shall be in a lump sum.

In the event of distribution of the Participant’s Company Contribution Account due to the Participant’s Disability or death, such distribution shall be in a lump sum.

Change in Distribution. The Participant may elect to change the timing of distribution set forth in this Section 4 to a later date, in accordance with Code Section 409A and such rules and procedures as the Company may prescribe, subject to the following:

Such election may not take effect until at least 12 months after the date it is filed with the Company;

Such election must be made not later than 12 months prior to the first scheduled payment date; and

To the extent required under Code Section 409A, the revised payment date must be not sooner than the five-year anniversary of the previously-scheduled payment date.

Miscellaneous

Restrictive Covenants. The Participant shall be bound by the restrictive covenants and other terms and conditions set forth in Exhibit B hereto.

Tax Withholding. The Company may withhold any taxes that are required to be withheld from the benefits provided under this Participation Agreement and the Plan. The Participant acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities and to satisfy all applicable reporting requirements.

Plan Governs. Notwithstanding any provision of this Participation Agreement to the contrary, this Participation Agreement is subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Company. This Participation Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in this Participation Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Participation Agreement, the corporate records of the Company shall control.

(signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Participation Agreement to be executed as of the Award Date.

HERITAGE FINANCIAL CORPORATION

By: /s/ Brian L. Vance
Its:	Chief Executive Officer

PARTICIPANT

/s/ DONALD J. HINSON
DONALD J. HINSON

Exhibit A

Company Contribution – 2012 Plan Year

Pursuant to Section 1 of the Participation Agreement, a Company Contribution shall be made for the 2012 Plan Year contingent upon achievement of the applicable “Performance Metrics” set forth in the table immediately below. For the initial 2012 Plan Year, the Company Contribution, if any, shall be reduced by 50% to reflect the Participant’s partial year participation in the Plan.

If actual Net Income is below the Minimum for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 0.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is at the Minimum for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 6.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is at or above the Maximum for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 21.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is at the Target for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 12.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is between the Minimum and the Target or the Maximum and the Target for the 2012 Plan Year, the Company Contribution shall be determined based upon linear interpolation. For example, if actual Net Income is $10,194,114 for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 9.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012; and if such Net Income is $12,949,280, such Company Contribution shall be 16.50%.

The Company Contribution with respect to the Originated NPAs/Total Assets Performance Metric shall be calculated in the same manner (as described in the immediately preceding paragraph) as the Company Contribution with respect to the Net Income Performance Metric.

2012 Plan Year Performance Criteria and Company Contribution Percentages

Performance Metric*	Weighting	Minimum*	Target*	Maximum*	Actual Performance Result	Company Contribution‡

Net Income	60%	$8,265,498 (6.00% Company Contribution)	$12,122,730 (12.00% Company Contribution)	$13,775,830 (21.00% Company Contribution)	$	%

Originated NPAs/Total Assets	40%	2% (4.00% Company Contribution)	1.5% (8.00% Company Contribution)	1% (14.00% Company Contribution)%		%

Total 2012 Plan Year Company Contribution						%

*	The above Performance Metrics and Minimums, Targets and Maximums shall be established each year in the sole discretion of the Committee, following consultation with the Chief Executive Officer of the Company.
‡	As % of Annual Base Salary as of December 31, 2012.

Company Contribution Opportunities (as % of Annual Base Salary)

	Net Income (60%)	Originated NPAs/Total Assets (40%)	Total Company Contribution (as % of Annual Base Salary†)
Minimum	6.00%	4.00%	10.00%
Target	12.00%	8.00%	20.00%
Maximum or above	21.00%	14.00%	35.00%

†	As in effect on December 31 of the applicable Plan Year.

Exhibit B

Restrictive Covenants

(i) Restrictive Covenants. The Participant hereby acknowledges and agrees that the restrictive covenants set forth in Section 6 of that certain Employment Agreement entered into by and between Participant and the Company, dated July 1, 2012 (the “Employment Agreement”) shall be incorporated herein by reference as if fully and independently restated herein. Such Restrictive Covenants shall only be modified by an amendment of this Participation Agreement by the parties in writing and shall be unaffected by any amendment or termination of the Employment Agreement unless this Participation Agreement is amended independently.

(j) Remedies for Breach of Restrictive Covenants. Participant has reviewed the provisions of this Exhibit B with legal counsel, or has been given adequate opportunity to seek such counsel, and the Participant acknowledges and expressly agrees that the covenants contained in this Exhibit B are reasonable with respect to their duration, geographical area and scope. The Participant further acknowledges that the restrictions contained in this Exhibit B are reasonable and necessary for the protection of the legitimate business interests and Confidential Information of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into the Participation Agreement. In the event of any violation or threatened violation of the restrictions contained in this Exhibit B, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under the Participation Agreement or otherwise at law or in equity,

i. The Company shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Participant and any and all persons directly or indirectly acting for or with the Participant, as the case may be; and

ii. The Participant shall forfeit all rights, title and interest in and to any vested and unvested amounts in the Participant’s Company Contribution Account.

(k) Condition Precedent; Waiver of Non-Competition and Non-Solicitation. Compliance with the restrictive covenants contained in this Exhibit B shall be a condition precedent to distribution of any amounts from the Company Contribution Account.

(l) In the event of the existence of any other agreement between the Participant and the Company or an affiliate that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Exhibit B, then the more restrictive of such provisions from the agreements shall control for the period during which the agreements would otherwise be in effect.